Exhibit 99.1

June 2, 2017

Board of Directors

DigitalGlobe, Inc.

1300 W. 120th

Westminster, CO 80234

Re:	Amendment No. 1 to Registration Statement on Form F-4 (the “Registration Statement”) of MacDonald, Dettwiler and Associates Ltd. (“MDA”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 23, 2017 (“Opinion Letter”), with respect to the fairness to the holders of shares of common stock of DigitalGlobe, Inc. (the “Company”), other than the Company, its subsidiaries, MDA and its affiliates, from a financial point of view of the Consideration (as defined in the Opinion Letter) to be received by such holders in the Transaction (as defined in the Opinion Letter).

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of PJT Partners”, “Risk Factors—Risks Relating to the Merger”, “The Merger Proposal—Background of the Merger”, “The Merger Proposal—DigitalGlobe’s Reasons for the Merger; Recommendation of the DigitalGlobe Board of Directors”, “The Merger Proposal—Opinions of DigitalGlobe’s Financial Advisors—Opinion of PJT Partners”, “The Merger Proposal—Certain Unaudited Prospective Financial Information Used by the DigitalGlobe Board and DigitalGlobe’s Financial Advisors—Projections with Respect to DigitalGlobe”, “The Merger Agreement—Representations and Warranties” and to the inclusion of the Opinion Letter in the joint proxy statement/prospectus included in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors of the Company, including any committee thereof, or the Company without our prior consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ PJT Partners LP